Exhibit 99.1

PRESS RELEASE

For release:	May 5, 2021

Contact:	Media
Stephen W. Ries
Head of Investor Relations
(610) 668-3270
sries@global-indemnity.com

Global Indemnity Group, LLC Reports First Quarter 2021 Results

Bala Cynwyd, Pennsylvania, (May 5, 2021) – Global Indemnity Group, LLC (NASDAQ:GBLI) (the “Company”) today reported net income available to shareholders of $5.4 million for the three months ended March 31, 2021 compared to net loss available to shareholders of $44.6 million for the corresponding period in 2020. Adjusted operating income was $1.3 million for the three months ended March 31, 2021 compared to $10.0 million for the corresponding period in 2020.

Selected Operating and Balance Sheet Information

(Dollars in millions, except per share data)

	For the Three Months Ended March 31,
	2021	2020
Gross Written Premiums	$163.6	$155.7
Net Written Premiums	$147.7	$139.1

Net income (loss) available to shareholders	$5.4	$(44.6)
Net income (loss) available to shareholders per share	$0.37	$(3.13)

Adjusted operating income	$1.3	$10.0
Adjusted operating income per share	$0.09	$0.70

Combined ratio analysis:
Loss ratio	63.1%	53.7%
Expense ratio	38.1%	39.0%

Combined ratio	101.2%	92.7%

	As of March 31, 2021	As of December 31, 2020
Book value per share (1)	$48.00	$49.62
Shareholders’ equity (2)	$696.5	$718.3
Cash and invested assets (3)	$1,429.3	$1,449.9

(1)	Net of cumulative Company distributions/dividends to common shareholders totaling $3.25 per share and $3.00 per share as of March 31, 2021 and December 31, 2020, respectively.
(2)	Shareholders’ equity includes $4 million of series A cumulative fixed rate preferred shares.
(3)	Including receivable/(payable) for securities sold/(purchased).

Selected Financial Data for the Three Months Ended March 31, 2021:

•

Underwriting income/(loss) – ($1.4) million in 2021 compared to $10.6 million in 2020. The decrease in underwriting income is primarily due to catastrophes, mainly from Texas winter storms, as well as an increase in the frequency and severity of property non-catastrophe losses.

•	Gross written premiums and net written premiums increased 5.0% and 6.2%, respectively.

•

Investment income – $9.8 million in 2021 compared to $10.1 million in 2020. The reduction in investment income is primarily due to a decrease in yield within the fixed maturities portfolio, a smaller investment portfolio primarily due to retiring $100 million of subordinated debt and $74 million of margin debt in August 2020, partially offset by increased returns from alternative investments.

•

Realized gains/(loss) – $3.8 million in 2021 compared to ($68.2) million in 2020. Realized losses in 2020 were primarily due to the impact of changes in fair value on equity securities and derivatives due to disruption in the global financial markets experienced during the first quarter of 2020 as a result of COVID-19.

•	Tax benefit - $0.2 million in 2021 compared to $12.0 million in 2020.

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and specialty casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s four primary segments are:

•	Commercial Specialty

•	Specialty Property

•	Farm, Ranch & Stable

•	Reinsurance Operations

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties including COVID-19. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Global Indemnity Group, LLC’s Combined Ratio for the Three Months Ended March 31, 2021 and 2020

For the three months ended March 31, 2021, the Company recorded a combined ratio of 101.2% (Loss Ratio 63.1% and Expense Ratio 38.1%) as compared to 92.7% (Loss Ratio 53.7% and Expense Ratio 39.0%) for the three months ended March 31, 2020.

•	The Company’s accident year casualty loss ratio improved by 1.5 points to 57.6% in 2021 from 59.1% in 2020 primarily due to lower claim frequency and severity.

•

The Company’s accident year property loss ratio increased by 21.3 points to 72.1% in 2021 from 50.8% in 2020 primarily due to higher catastrophe claims frequency as a result of the Texas winter storms within Insurance Operations as well as an increase in property claims frequency and severity within Commercial Specialty.

Global Indemnity Group, LLC’s Gross Written and Net Written Premiums Results by Segment for the Three Months Ended March 31, 2021 and 2020

	Three Months Ended March 31,
	Gross Written Premiums			Net Written Premiums
	2021	2020	% Change	2021	2020	% Change
Commercial Specialty	$87,332	$80,831	8.0%	$78,515	$72,483	8.3%
Specialty Property	33,358	35,243	(5.3%)	29,699	30,007	(1.0%)
Farm, Ranch & Stable	21,002	22,133	(5.1%)	17,603	19,105	(7.9%)
Reinsurance Operations	21,866	17,517	24.8%	21,866	17,517	24.8%

Total	$163,558	$155,724	5.0%	$147,683	$139,112	6.2%

Commercial Specialty: Gross written premiums and net written premiums increased 8.0% and 8.3%, respectively, for the three months ended March 31, 2021 as compared to the same period in 2020. The growth in gross written premiums and net written premiums was primarily driven by organic growth in the Company’s excess and surplus lines business from existing agents, increased pricing, and several new programs partially offset by actions taken to reduce risk and increase profitability within Property Brokerage.

Specialty Property: Gross written premiums and net written premiums decreased by 5.3% and 1.0%, respectively, for the three months ended March 31, 2021 as compared to the same period in 2020. The decreases are primarily due to a continued reduction of both catastrophe-exposed business and business not providing an adequate return on capital.

Farm, Ranch & Stable: Gross written premiums and net written premiums decreased by 5.1% and 7.9% for the three months ended March 31, 2021 as compared to the same period in 2020. The decrease in gross written premiums and net written premiums was primarily due to an effort to reduce exposure in catastrophe prone areas to improve overall profitability.

Reinsurance Operations: Gross written premiums and net written premiums increased 24.8% and 24.8% for the three months ended March 31, 2021, as compared to the same period in 2020. The growth was primarily organic growth of an existing casualty treaty and the assumption of two smaller casualty treaties.

###

Note: Tables Follow

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2021	2020
Gross written premiums	$163,558	$155,724

Net written premiums	$147,683	$139,112

Net earned premiums	$143,700	$144,468
Net investment income	9,836	10,129
Net realized investment gains (losses)	3,819	(68,162)
Other income	377	165

Total revenues	157,732	86,600

Net losses and loss adjustment expenses	90,783	77,647
Acquisition costs and other underwriting expenses	54,764	56,412
Corporate and other operating expenses	4,276	4,223
Interest expense	2,595	4,865

Income (loss) before income taxes	5,314	(56,547)
Income tax benefit	(203)	(11,969)

Net income (loss)	5,517	(44,578)

Less: Preferred stock distributions	110	—

Net income (loss) available to common shareholders	$5,407	$(44,578)

Per share data:
Net income (loss) available to common shareholders
Basic	$0.38	$(3.13)
Diluted (1)	$0.37	$(3.13)
Weighted-average number of shares outstanding
Basic	14,380	14,250
Diluted (1)	14,641	14,250

Cash dividends/distributions declared per common share	$0.25	$0.25

Combined ratio analysis: (2)
Loss ratio	63.1%	53.7%
Expense ratio	38.1%	39.0%

Combined ratio	101.2%	92.7%

(1)	For the three months ended March 31, 2020, weighted-average number of shares outstanding – basic was used to calculate diluted earnings per share due to a net loss for the period.
(2)

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net earned premiums. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net earned premiums. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) March 31, 2021	December 31, 2020
ASSETS
Fixed Maturities:
Available for sale, at fair value (amortized cost: 2021 - $1,202,472 and 2020 - $1,149,009; net of allowance for expected credit losses of: $0 in 2021 and 2020)	$1,214,622	$1,191,186
Equity securities, at fair value	83,449	98,990
Other invested assets	95,522	97,018

Total investments	1,393,593	1,387,194

Cash and cash equivalents	47,465	67,359
Premiums receivable, net of allowance for expected credit losses of $2,772 at March 31, 2021 and $2,900 at December 31, 2020	116,707	109,431
Reinsurance receivables, net of allowance for expected credit losses of $8,992 at March 31, 2021 and December 31, 2020	85,431	88,708
Funds held by ceding insurers	36,689	45,480
Deferred federal income taxes	40,158	34,265
Deferred acquisition costs	65,698	65,195
Intangible assets	20,830	20,962
Goodwill	6,521	6,521
Prepaid reinsurance premiums	14,414	12,881
Other assets	70,140	66,912

Total assets	$1,897,646	$1,904,908

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$675,908	$662,811
Unearned premiums	297,012	291,495
Ceded balances payable	10,301	8,943
Payable for securities purchased	11,718	4,667
Contingent commissions	4,479	10,832
Debt	126,324	126,288
Other liabilities	75,447	81,548

Total liabilities	1,201,189	1,186,584

Shareholders’ equity:
Series A cumulative fixed rate preferred shares, $1,000 par value; 100,000,000 shares authorized, shares issued and outstanding: 4,000 and 4,000 shares, respectively, liquidation preference: $1,000 and $1,000 per share, respectively	4,000	4,000
Common shares: no par value; 900,000,000 common shares authorized; class A common shares issued: 10,303,832 and 10,263,722 respectively; class A common shares outstanding: 10,293,839 and 10,263,722, respectively; class B common shares issued and outstanding: 4,133,366 and 4,133,366, respectively	—	—
Additional paid-in capital (1)	446,199	445,051
Accumulated other comprehensive income, net of taxes	9,853	34,308
Retained earnings (1)	236,688	234,965
Class A common shares in treasury, at cost: (9,993) and 0 shares, respectively	(283)	—

Total shareholders’ equity	696,457	718,324

Total liabilities and shareholders’ equity	$1,897,646	$1,904,908

(1)

Since the Company’s initial public offering in 2003, the Company repurchased 20.2 million shares for a total of $488 million. These share repurchases are reflected by a $488 million reduction of the Company’s additional paid-in capital and retained earnings as of March 31, 2021 and December 31, 2020. Retained earnings are also net of $47 million and $43 million of cumulative historic Company dividends/distributions to shareholders as of March 31, 2021 and December 31, 2020, respectively.

GLOBAL INDEMNITY GROUP, LLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) March 31, 2021	December 31, 2020
Fixed maturities	$1,214.6	$1,191.2
Cash and cash equivalents	47.5	67.4

Total bonds and cash and cash equivalents	1,262.1	1,258.6
Equities and other invested assets	178.9	196.0

Total cash and invested assets, gross	1,441.0	1,454.6
Payable for securities purchased	(11.7)	(4.7)

Total cash and invested assets, net	$1,429.3	$1,449.9

	Total Investment Return (1)
	For the Three Months Ended March 31, (unaudited)
	2021	2020
Net investment income	$9.8	$10.1

Net realized investment gains (losses)	3.8	(68.2)
Net unrealized investment (losses)	(30.1)	(4.1)

Net realized and unrealized investment (losses)	(26.3)	(72.3)

Total net investment income and gains (losses)	$(16.5)	$(62.2)

Average total cash and invested assets	$1,439.6	$1,578.8

Total investment return %	(1.1%)	(3.9%)

(1)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY GROUP, LLC

SUMMARY OF ADJUSTED OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2021	2020
Adjusted operating income, net of tax	$1,343	$10,049
Adjustments:
Net realized investment gains (losses)	4,064	(54,627)

Net income (loss) available to common shareholders	$5,407	$(44,578)

Weighted average shares outstanding – basic	14,380	14,250

Weighted average shares outstanding – diluted	14,641	14,418

Adjusted operating income per share – basic	$0.09	$0.71

Adjusted operating income per share – diluted	$0.09	$0.70

Note Regarding Adjusted Operating Income

Adjusted operating income, a non-GAAP financial measure, is equal to net income (loss) excluding after-tax net realized investment gains (losses) and other unique charges not related to operations. Adjusted operating income is not a substitute for net income (loss) determined in accordance with GAAP, and investors should not place undue reliance on this measure.